Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

Office Properties Income Trust
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, par value $.01 per share	457(f)(1) 457(c)	35,230,000	N/A	$ 208,504,033.83	0.00011020	$ 22,977.14
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts (3)					$ 208,504,033.83		$ 22,977.14
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$ 22,977.14

(1)	Represents the estimated maximum number of common shares of beneficial interest of Office Properties Income Trust (“OPI”), par value $.01 per share, estimated to be issued to holders of common shares of beneficial interest of Diversified Healthcare Trust (“DHC”), par value $.01 per share, in connection with the consummation of the merger of DHC with and into OPI (the “Merger”), with OPI as the surviving entity in the Merger. The number of common shares of beneficial interest of OPI (the “OPI Common Shares”) being registered is based upon the product of (A) 0.147, the exchange ratio in the Merger representing the OPI Common Shares expected to be exchanged for each common share of beneficial interest of DHC (the “DHC Common Shares”), and (B) 239,659,809, the number of DHC Common Shares outstanding as of May 17, 2023. The 239,659,809 DHC Common Shares outstanding includes the 994,200 DHC Common Shares outstanding in respect of unvested awards of DHC Common Shares awarded under DHC’s Amended and Restated 2012 Equity Compensation Plan.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) and 457(c) of the Securities Act. The proposed maximum aggregate offering price was calculated on the basis of (i) $0.87, the average of the high and low prices per share of the DHC Common Shares, on the Nasdaq Stock Market LLC on May 15, 2023 multiplied by (ii) 239,659,809, the maximum number of shares of the DHC Common Shares estimated to be cancelled and exchanged in the Merger.

(3)	Calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.